Exhibit 99.1

Community Health Systems, Inc. Announces Completion of Offering of $1,600 million of

5.125% Senior Secured Notes Due 2018

FRANKLIN, Tenn.—August 17, 2012—Community Health Systems, Inc. (the “Company”) (NYSE: CYH) today announced that its wholly-owned subsidiary, CHS/Community Health Systems, Inc. (the “Issuer”), has completed its offering of $1,600 million aggregate principal amount of 5.125% Senior Secured Notes due 2018 (the “Notes”). The size of the offering was increased by $350 million aggregate principal amount of Notes subsequent to the initial announcement of the proposed offering.

As previously announced, the Company has used the proceeds of the offering to prepay a portion of certain term loans outstanding under its senior credit facilities and to pay related fees and expenses.

The underwriters in connection with the offering were Credit Suisse, BofA Merrill Lynch, Citigroup, Credit Agricole CIB, Goldman, Sachs & Co., J.P. Morgan, Morgan Stanley, RBC Capital Markets, SunTrust Robinson Humphrey, Wells Fargo Securities, Deutsche Bank Securities, Fifth Third Securities, Inc., Mitsubishi UFJ Securities, Scotiabank and UBS Investment Bank. The offering was made only by means of a prospectus and related prospectus supplement, copies of which may be obtained on the Securities and Exchange Commission’s website at www.sec.gov. Alternatively, these documents may be obtained from Credit Suisse Securities (USA) LLC by directing a request to Credit Suisse Securities (USA) LLC, Document Retention, 11 Madison Avenue, New York, NY 10010, or by calling (800) 221-1037 (toll-free).

This press release is neither an offer to sell nor a solicitation of an offer to buy any securities, nor shall there be any offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful. Such an offer can only be made by delivery of a prospectus and prospectus supplement that have been filed with the Securities and Exchange Commission.

About Community Health Systems, Inc.

Located in the Nashville, Tennessee, suburb of Franklin, Community Health Systems, Inc. is one of the largest publicly-traded hospital companies in the United States and a leading operator of general acute care hospitals in non-urban and mid-size markets throughout the country. Through its subsidiaries, the Company currently owns, leases or operates 135 hospitals in 29 states with an aggregate of approximately 20,000 licensed beds. Its hospitals offer a broad range of inpatient and surgical services, outpatient treatment and skilled nursing care. In addition, through its subsidiary, Quorum Health Resources, LLC, the Company provides management and consulting services to non-affiliated general acute care hospitals located throughout the United States.

Forward-Looking Statements

Statements contained in this press release regarding the proposed transactions and other events are forward-looking statements that involve risk and uncertainties. Actual future events or results may differ materially from these statements. Readers are referred to the documents filed by Community Health Systems, Inc. with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, Current Reports on Form 8-K and Quarterly Reports on Form 10-Q. These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Source: Community Health Systems, Inc.

Community Health Systems, Inc.

W. Larry Cash, 615-465-7000

Executive Vice President

and Chief Financial Officer